Exhibit 99.1

ImageneBio Reports Second Quarter 2026 Financial Results

SAN DIEGO, Aug. 5, 2026 (GLOBE NEWSWIRE) — ImageneBio, Inc. (Nasdaq: IMA) (“Imagene” or the “Company”) today reported financial results for the quarter ended June 30, 2026, and provided a company update.

Company Highlights

•

Olevaprubart, also known as IMG-007, the potential first-in-class therapeutic targeting the OX40 pathway, is a non-T cell-depleting, ADCC-silenced, anti-OX40 receptor antagonist with an extended half-life.

•	The Phase 2b ADAPTIVE trial of olevaprubart in moderate-to-severe atopic dermatitis continues to progress as planned under the amended protocol.

•	A long-term extension (LTE) study has been opened for patients enrolled in ADAPTIVE and sites are actively enrolling patients into the extension protocol.

•	A Phase 2 clinical trial of olevaprubart in alopecia areata is planned to initiate in 2026.

•	The company will present two posters on olevaprubart at the 2026 European Academy of Dermatology and Venereology (EADV) Congress.

•	Imagene strengthened its leadership team with the appointments of Yanina Grant-Huerta as Chief Financial Officer and Matt Robbins as General Counsel.

•	$136.2 million in cash, cash equivalents and marketable securities as of June 30, 2026, providing anticipated funding for planned operations into the first quarter of 2028.

“Imagene’s olevaprubart is now primed to emerge as the leading OX40 signal blockade program. With our continued progress in advanced clinical development, our conviction remains strong,” said Kristin Yarema, Ph.D., chief executive officer of Imagene. “Olevaprubart was engineered to be a genuinely differentiated medicine with the potential for strong, competitive efficacy and a favorable safety profile. This is what our Phase 2b ADAPTIVE study is designed to evaluate and we are very pleased with our progress. Atopic dermatitis and alopecia areata remain areas of significant unmet need, and, as we are following every new development in the field closely, none of it changes what we believe: that direct, T cell-targeted yet non-T cell depleting approaches like ours have the potential to provide durable, safe and strong benefit for patients. Our programs remain on track and we continue to advance as planned, including welcoming patients who have completed a year of treatment into our long-term extension study.”

Recent Corporate Updates

•	In April 2026, Imagene closed a $30 million private placement with participation from both new and current investors.

•	In July 2026, Imagene appointed Yanina Grant-Huerta as Chief Financial Officer.

•	Grant brings 20 years of financial and accounting leadership experience in the biopharma industry.

•	She most recently served as Chief Accounting Officer at Atara Biotherapeutics and previously spent 14 years at Amgen Inc. in progressively senior finance and business analysis roles.

•	Imagene also appointed Matt Robbins as General Counsel, bringing more than 15 years of corporate, securities, and transactional experience advising public and private life sciences companies.

•	Dr. Ben Porter-Brown transitioned to a consulting role at the end of July 2026, continuing to support the Company as a consulting clinical development expert and strategic advisor.

Olevaprubart Program Updates

•	Atopic Dermatitis: The previously announced protocol amendment to the ADAPTIVE trial has been implemented, and the study continues to progress under the amended protocol.

•	The amended protocol introduces a robust design intended to further evaluate the potential of olevaprubart in moderate-to-severe atopic dermatitis.

•	Topline data from the study is anticipated in the fourth quarter of 2027.

•	A long-term extension study has been opened for those who have completed one year in the ADAPTIVE study (NCT07734415) and patients are actively moving into the LTE.

•	The Independent Data Monitoring Committee (IDMC) for the ADAPTIVE study recommended the study proceed with no changes to the protocol or monitoring on July 23, 2026.

•	As of July 31, 2026 no cases of Kaposi sarcoma have been observed across the olevaprubart program, including in ongoing studies.

•	Alopecia Areata: Imagene remains on track to initiate a Phase 2 study of olevaprubart in alopecia areata in 2026.

•	Initial data expected in 2028, leveraging the clinical operations and investigator network the Company has developed through its atopic dermatitis program.

•	Upcoming Scientific Presentations: Imagene will present two posters at the 2026 European Academy of Dermatology and Venereology (EADV) Congress:

•	Title: IMG-007, a non-depleting OX40 antagonist: Optimizing Peak Loading Concentration and Exposure Range to Unlock the Full Potential of OX40-OX40L Pathway Targeting in Immune Mediated Diseases

•	Poster Number: P1683

•	Abstract ID: AS-4099

•	Title: IMG-007, a non-depleting OX40 mAb, produces durable shift in TCR repertoire and T cell function: Early biomarker insights from a Phase 1b/2a trial in immune-mediated alopecias

•	Poster Number: P2203

•	Abstract ID: AS-3275

Second Quarter 2026 Financial Highlights

Cash Position: Following a $30 million PIPE financing completed in April 2026, the Company ended June 30, 2026 with $136.2 million in cash, cash equivalents and marketable securities. The Company expects that such resources will be sufficient to fund planned operations into the first quarter of 2028.

Research and Development (R&D) Expenses: R&D expenses were $6.7 million for the three months ended June 30, 2026, compared to $5.7 million for the same period in 2025. The Company continues to invest in clinical trial and personnel-related expenses associated with its primary development program.

General and Administrative (G&A) Expenses: G&A expenses were $5.1 million for the three months ended June 30, 2026, compared to $1.7 million for the same period in 2025.

Net Loss: Net loss was $10.2 million, or $0.63 loss per share, for the three months ended June 30, 2026, compared to a net loss of $10.7 million, or $4.46 per share, for the same period in 2025.

About Olevaprubart (formerly IMG-007)

Olevaprubart (formerly IMG-007) is an investigational, non-T cell-depleting monoclonal antibody targeting OX40, a receptor protein primarily found on activated human T cells. When OX40 binds its ligand OX40L in human tissue, the signal generated plays a key role in the activation, expansion, and survival of many subtypes of T cells. Targeted inhibition of OX40 is being studied in the clinic across a range of autoimmune, inflammatory and immunological conditions where aberrant signaling of one or more T cell subtypes is believed to drive disease. Olevaprubart has been engineered to include a silenced antibody-dependent cell-mediated cytotoxicity function demonstrated to avoid T cell depletion or killing and intended to minimize safety risk. This technology also resulted in an approximately 5-week half-life, prolonging therapeutic activity with the aim of maximizing time between doses for a patient.

About ImageneBio, Inc.

Imagene is a clinical-stage biotechnology company dedicated to developing therapeutics for patients with immunological, autoimmune and inflammatory diseases with differentiated clinical profiles. The Company’s program, olevaprubart (formerly IMG-007), is a receptor targeting, nondepleting anti-OX40 monoclonal antibody with multiple differentiating features. Imagene has completed Phase 1b/2a clinical trials of olevaprubart in both atopic dermatitis and alopecia areata and is currently conducting a Phase 2b clinical trial of olevaprubart in patients with moderate-to-severe atopic dermatitis. For more information, please visit www.imagenebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the expected timing, progress and results of the Company’s ongoing Phase 2b ADAPTIVE trial; the anticipated benefits and potential impact of the amended ADAPTIVE trial protocol; the expected timing of initiation of the Company’s Phase 2 alopecia areata trial and the timing of initial clinical data; the therapeutic potential, safety profile and clinical differentiation of olevaprubart; the Company’s plans to advance the development of olevaprubart across multiple inflammatory and autoimmune indications; the Company’s planned scientific presentations and anticipated dissemination of clinical data; the Company’s expected cash resources, capital requirements and financing plans; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Words such as “will,” “can,” “expect,” “may,” “plan,” “potential,” “goal,” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. These statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: risks associated with the nonclinical and clinical development and regulatory approval of olevaprubart, including potential delays in the completion of clinical trials and potential safety and other complications thereof; the timing of the availability of data from the Company’s clinical trials; the risk that competitor data may materially and adversely impact the Company, its business, and its future prospects; the clinical utility, potential differentiation and/or benefits and market acceptance of olevaprubart; the requirement for additional capital to continue to advance the olevaprubart program, which may not be available on favorable terms or at all; the Company’s ability to attract, hire, and retain skilled executive officers and employees; the Company’s ability to protect its intellectual property and proprietary technologies; the Company’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that the Company may be adversely affected by other economic, political, business, or competitive factors; and risks associated with changes in applicable laws or regulations or government resources and policies. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission (the SEC), including the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q, filed with the SEC, and in our other filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

IMAGENEBIO, INC

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$94,677	$94,532
Marketable securities	41,476	40,817
Prepaid expenses and other current assets	4,959	4,939

Total current assets	141,112	140,288
Operating lease right-of-use assets, net	521	790
Deposits and other non-current assets	7,852	4,878
Promissory note receivable from related party	2,560	7,020

Total assets	$152,045	$152,976

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$977	$1,439
Accrued expenses and other current liabilities	3,684	7,533
Operating lease liabilities, current	1,912	2,262

Total current liabilities	6,573	11,234
Operating lease liabilities, non-current	—	713
Other non-current liabilities	838	870
CVR liability due to related party	2,560	7,020

Total liabilities	9,971	19,837
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Voting Common Stock, $0.001 par value, 142,000,000 shares authorized; 11,279,130 and 10,650,925 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	11	11
Non-Voting Common Stock, $0.001 par value, 8,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and 530,714 shares issued and outstanding as of December 31, 2025	—	—
Additional paid-in capital	392,964	363,094
Accumulated other comprehensive income (loss)	(51)	87
Accumulated deficit	(250,850)	(230,053)
Total stockholders’ equity	142,074	133,139

Total liabilities and stockholders’ equity	$152,045	$152,976

IMAGENEBIO, INC

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
License revenue	$—	$—	$—	$800

Operating expenses:
Research and development	6,669	5,653	12,630	9,693
General and administrative	5,115	1,705	11,233	4,460
Total operating expenses	11,784	7,358	23,863	14,153

Loss from operations	(11,784)	(7,358)	(23,863)	(13,353)

Other income (expense):
Interest income (expense)	1,248	(236)	2,377	(313)
Other income, net	374	9	715	4

Total other income (expense), net	1,622	(227)	3,092	(309)

Loss before income taxes	(10,162)	(7,585)	(20,771)	(13,662)
Income tax expense	(16)	—	(26)	—

Net loss	(10,178)	(7,585)	(20,797)	(13,662)
Accretion of redeemable convertible preferred shares	—	(3,149)	—	(6,200)

Net loss attributable to common stockholders	$(10,178)	$(10,734)	$(20,797)	$(19,862)

Net loss per common share, basic and diluted	$(0.63)	$(4.46)	$(1.52)	$(8.26)

Weighted-average common shares outstanding, basic and diluted	16,161,721	2,406,516	13,700,170	2,405,680

Comprehensive loss:
Net loss	$(10,178)	$(7,585)	$(20,797)	$(13,662)
Other comprehensive loss:
Unrealized loss on marketable securities	(34)	—	(138)	—
Foreign currency translation adjustment	—	(17)	—	(26)

Total comprehensive loss	$(10,212)	$(7,602)	$(20,935)	$(13,688)

Contacts

Investor Contact:

Rebecca Cohen

rcohen@imagenebio.com

Media Contact:

Jason Braco, PhD

Valence Communications

jason@valencecomms.com